Exhibit 99.1

Investor Contacts:	Media Contacts:
Arthur Shannon	Lainie Keller
arthur.shannon@bausch.com	lainie.keller@bausch.com
(908) 927-1198
Allison Ryan
allison.ryan@bausch.com	Kristy Marks
(877) 354-3705 (toll free)	kristy.marks@bausch.com
(908) 927-0735	(908) 927-0683

Bausch + Lomb Announces Brett Icahn and Gary Hu Have Been

Appointed to its Board of Directors

VAUGHAN, Ontario, June 23, 2022 – Bausch + Lomb Corporation (NYSE/TSX: BLCO) (“Bausch + Lomb” or the “Company”), a leading global eye health company dedicated to helping people see better to live better, is pleased to announce that it has expanded its Board of Directors (the “Board”) to add two designees to the Board from Carl C. Icahn and affiliated entities (the “Icahn Group”). Brett Icahn and Gary Hu have joined the Board effective immediately.

The Company has entered into an amended and restated Director Appointment and Nomination Agreement (as amended and restated, the “Icahn Agreement”), between the Company and the Icahn Group. As previously disclosed in the Company’s Registration Statement on Form S-1, the Icahn Agreement had previously provided that the Company agreed to, among other things, appoint to the Board two individuals identified by the Icahn Group and reasonably acceptable to the Company as soon as practicable following the written election of the Icahn Group after the consummation of the previously announced distribution by Bausch Health Companies Inc. (“Bausch Health”) of approximately 80% of the Company’s common shares to existing Bausch Health shareholders. As amended and restated, the Icahn Agreement provides that the Icahn Group is permitted to have two individuals appointed to the Board immediately.

“We are pleased to welcome Messrs. B. Icahn and Hu to our Board of Directors,” said Joseph C. Papa, chairman and CEO, Bausch + Lomb. “Messrs. B. Icahn and Hu will both serve Bausch + Lomb well as we and Bausch Health continue to work toward our previously announced spinoff, which we continue to believe will unlock value for shareholders and enable us to further focus on building out our fully integrated eye health company that serves patients and consumers through all phases of their lives to meet unmet needs in eye health.”

About Brett Icahn

Mr. Icahn has been a portfolio manager for Icahn Capital LP since October 2020. Icahn Capital LP is a subsidiary of Icahn Enterprises L.P., a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, food packaging, metals, real estate and home fashion. Mr. Icahn has held a variety of investment advisory roles at Icahn Enterprises L.P. since 2002, including as an investment strategy consultant from 2017 to 2020, and as portfolio manager of the Sargon Portfolio from 2010 to 2017. He has served on the board of Bausch Health since 2021 (where he serves on the Finance and Transactions and Special Transactions Committees) and has also served on the board of Icahn Enterprises L.P., a private entity since 2020. He has also been a director of Newell Brands Inc., a publicly traded global marketer of consumer and commercial products, since 2018 and

Dana Inc., a supplier of automotive products and services, since January 2022. Mr. Icahn was previously a director of Nuance Communications, Inc., a provider of voice and language solutions, from 2013 to 2016. He also previously served on the boards of American Railcar Industries, Inc., Take-Two Interactive Software Inc., The Hain Celestial Group, Inc. and Voltari Corporation. Mr. Icahn received a B.A. from Princeton University.

About Gary Hu

Mr. Hu has been a portfolio manager for Icahn Capital LP since October 2020. Prior to joining Icahn Capital LP, Mr. Hu held a variety of investment management roles from 2012 to 2020 at Silver Point Capital LP, a credit-focused investment firm, and from 2010 to 2012 at Stockbridge Investors, the public securities affiliate of Berkshire Partners LLC. Mr. Hu has served on the boards of Dana Incorporated since January 2022. He was previously on the boards of Occidental Petroleum Corporation from 2021 to March 2022 and Cloudera Inc. from January to October 2021. Mr. Hu graduated from the University of Pennsylvania with a B.S. Econ in Finance and Accounting from The Wharton School and a B.A.S. in Computer Science from the School of Engineering and Applied Science.

About Bausch + Lomb

Bausch + Lomb is dedicated to protecting and enhancing the gift of sight for millions of people around the world – from the moment of birth through every phase of life. Its comprehensive portfolio of more than 400 products includes contact lenses, lens care products, eye care products, ophthalmic pharmaceuticals, over-the-counter products and ophthalmic surgical devices and instruments. Founded in 1853, Bausch + Lomb has a significant global research and development, manufacturing and commercial footprint with more than 12,000 employees and a presence in nearly 100 countries. Bausch + Lomb is headquartered in Vaughan, Ontario with corporate offices in Bridgewater, New Jersey. For more information, visit www.bausch.com and connect with us on Twitter, LinkedIn, Facebook and Instagram.

Forward-looking Statements

This news release may contain forward-looking statements, which may generally be identified by the use of the words “anticipates,” “hopes,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks and uncertainties discussed in Bausch + Lomb’s filings with the U.S. Securities and Exchange Commission and the Canadian Securities Administrators, which risk factors are incorporated herein by reference. They also include, but are not limited to, risks and uncertainties caused by or relating to the evolving COVID-19 pandemic, and the fear of that pandemic and its potential effects, the severity, duration and future impact of which are highly uncertain and cannot be predicted, and which may have a material adverse impact on Bausch + Lomb, including but not limited to its project development timelines, launches and costs (which may increase). Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Bausch + Lomb undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect actual outcomes, unless required by law.

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© 2022 Bausch & Lomb Incorporated or its affiliates.